Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-169714) of Rhino Resource Partners LP and

(2)	Registration Statement (Form S-3 No. 333-199263) of Rhino Resource Partners LP

of our report dated March 25, 2016 except for the retrospective reclassifications related to the sale of Elk Horn coal leasing described in Note 4 and the reverse unit split described in Note 1, as to which the date is March 24, 2017, with respect to the consolidated financial statements of Rhino Resource Partners LP and subsidiaries included in this Annual Report (Form 10-K) of Rhino Resource Partners LP and subsidiaries for the year ended December 31, 2016.

/s/ ERNST & Young LLP

Louisville, Kentucky
March 24, 2017